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                                                                  EXHIBIT 99.2


                             SHIPMAN BANCORP, INC.
                              111 KEATING STREET
                           SHIPMAN, ILLINOIS  62685

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Shipman Bancorp, Inc. (the "Meeting") will be held at [__:__ _.m.], local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated March 27, 1998 (the "Merger Agreement"), among Shipman Bancorp, Inc. ("Shipman"), Carlinville National Bank Shares, Inc., a Delaware corporation ("CNB"), and Shipman Acquisition Corporation, an Illinois corporation and a wholly owned subsidiary of CNB ("Acquisition Corp"), which provides for the merger of Acquisition Corp with and into Shipman (the "Merger") and the conversion, upon the consummation of the Merger, of each outstanding share of the common stock of Shipman (except for shares held by dissenting Shipman Stockholders) into the right to receive cash in the amount of $190 or two shares of the common stock of CNB; and

     2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors of Shipman has fixed the close of business on [__________], 1998, as the record date for the determination of Shipman stockholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on the record date will be entitled to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

     Each Shipman stockholder has the right to dissent and receive the fair value of the stockholder's shares if the stockholder delivers to Shipman before the vote is taken at the Meeting a written demand for payment for the shares, does not vote in favor of the Merger and complies with the procedures set forth in Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended, which are set forth in Appendix C to the Proxy Statement-Prospectus . It is a condition to CNB's obligation to consummate the Merger that dissenters' appraisal rights not be perfected with respect to more than 10% of the outstanding common stock of Shipman.

                                   By Order of The Board of Directors,

                                   James H. Frank
                                   Chairman of the Board

[_____________], 1998
Shipman, Illinois


          THE BOARD OF DIRECTORS OF SHIPMAN BANCORP, INC. RECOMMENDS
                     THAT YOU VOTE FOR THE ABOVE PROPOSAL.